EXHIBIT 10.14

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereinafter referred to as the “Agreement”) confirms the following understandings and agreements between FIG LLC (together with its affiliates, including Fortress Investment Group LLC, (the “Company”)) and Daniel H. Mudd (hereinafter referred to as “you” or “your”).

1.                                       (a)                                  Your employment with the Company will terminate due to your voluntary resignation effective on February 23, 2012 (the “Termination Date”).  During the period beginning as of January 24, 2012 through the Termination Date (the “Interim Employment Period”), subject to the terms and conditions set forth in this Agreement, (i) you will receive your base salary at an annualized rate of $200,000, payable in accordance with the Company’s usual payroll practices; (ii) you will continue to be an employee of FIG LLC and have a continuing obligation to discharge any duties the Company requests of you in a diligent manner and otherwise act as a loyal Company employee; (iii) you will not have access to Company email and systems; and (iv) you will be entitled to all other benefits and entitlements to which you were entitled immediately prior to the Interim Employment Period (although you acknowledge that your base salary, benefits, and entitlements during the Interim Employment Period will cease if you breach any provision of this Agreement).  You are not expected to report to the Company’s offices during the Interim Employment Period, and the Company hereby agrees to waive the remainder of the advance notice required by you in the event of a resignation pursuant to your offer letter with FIG LLC dated July 19, 2009 (the “Offer Letter”).

(b)                                 You agree to sign the resignation letter set forth in the form attached hereto as Exhibit A.  You agree to execute any and all documentation provided to you by the Company or any affiliate relating to (i) the relinquishing, effective as of December 21, 2011, of any and all signing authority you may have on behalf of or with respect to the Company or any affiliate thereof (including, for the avoidance of doubt, any fund of the Company or an affiliate thereof); (ii) your resignation from the office of Chief Executive Officer, effective as of January 24, 2012; and (iii) your resignation as a Board and Management Committee member, effective as of December 21, 2011.

(c)                                  Your medical, dental and vision coverage (the “Health Coverage”) under the Company’s group health plan will terminate on February 29, 2012 (the “Coverage End Date”). Coverage under a Flexible Spending Account program (the “FSA”) will terminate on the Termination Date.  All claims relating to the FSA must be submitted within sixty (60) days following the Termination Date; only those claims incurred on or prior to the Termination Date will be reimbursed. After the Coverage End Date (with respect to Health Coverage) and the Termination Date (with respect to the FSA), you will be provided an opportunity to continue, at your own cost, Health Coverage and the healthcare portion of the FSA for yourself and qualifying dependents under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  Specific information on COBRA, including its rate structure, will be forwarded to you separately.   Your coverage and cost levels are subject to adjustment in accordance with the terms of the documents governing the program.

(d)                                 Your basic life insurance, long term disability insurance, short term disability insurance and accidental death and dismemberment insurance under the Company’s group insurance plan will terminate on the Termination Date.  You have the choice to continue the basic life insurance policy by either porting the policy or converting the policy to a whole or term life plan.  Specific information on continuing your basic life insurance policy will be forwarded to you separately.

(e)                                  Except as otherwise specifically set forth in this Agreement, after the Termination Date you shall no longer be entitled to any further compensation or any monies from the Company or any of its affiliates or to receive any of the benefits made available to you during your employment at the Company; provided, however, that you will retain any rights that you have to vested benefits under the FIG LLC 401(k) Profit Sharing Plan & Trust (the “Plan”), subject to the terms and conditions of the Plan.

(f)                                    You acknowledge and agree that following the Termination Date, you will remain bound by the non-solicitation and non-interference provisions set forth in the “Protective Covenants” section of the Offer Letter.  You likewise acknowledge and agree that you remain bound by all confidentiality and intellectual property restrictions set forth in the Offer Letter and your Confidentiality and Proprietary Rights Agreement dated July 20, 2009 (the “Confidentiality Agreement”).

(g)                                 In connection with your employment, you received a grant of 545,455 restricted share units of Fortress Investment Group LLC (“RSUs,” and such grant, the “2010 Bonus Grant”).  The unvested portion of the 2010 Bonus Grant (consisting of 360,000 RSUs) shall be forfeited without further consideration on the Termination Date, and you shall have no further rights to such unvested RSUs underlying the 2010 Bonus Grant.

(h)                                 You represent that, to the best of your knowledge, you have fully complied with all Company policies and procedures and that you have not breached any applicable law, rule or regulation in connection with Company business in any jurisdiction during the course of your employment.  You further represent that you are not aware of any breach of any of the foregoing policies, procedures, laws, rules or regulations by any Company employee or entity and that you have previously reported any known or suspected breaches, in writing, to the Company’s General Counsel or Chief Compliance Officer.

2.                                       Following the Effective Date (as defined in Section 18 below), and contingent upon your (i) completing and submitting to the Company satisfactory quarterly compliance transaction and quarterly Dodd- Frank compliance reports for all periods up to and including the Termination Date; (ii) complying with this Agreement; and (iii) executing and re-executing (and in each case, not revoking) this Agreement pursuant to Section 18 below, the Company agrees to the following, subject to Section 21 below:

(a)                                  As consideration for entering into this Agreement, the Company will make a cash, lump sum payment to you in the amount of $1,250,000 in respect of your bonus for 2011 (the “2011 Bonus”), which payment shall be made within ten (10) business days following your re-execution and non-revocation of this Agreement pursuant to Section 18(b) below (but payment will in no event be made later than April 30, 2012).  You acknowledge and agree that you will not receive any discretionary bonus in respect of any portion of calendar year 2012, and absent this Agreement, you have no contractual entitlement or legally binding right to any bonus payment in respect of calendar year 2011.

(b)                                 At the commencement of your employment, you received (i) a grant of 3,621,789 RSUs and (ii) a grant of 3,621,788 RSUs (such two sign-on RSU grants collectively, the “Sign-On RSUs”).  As of the date of this Agreement, you previously vested in 1,810,895 Shares (as such term is defined in the Amended and Restated Fortress Investment Group LLC 2007 Omnibus Equity Incentive Plan (the “Plan”)) underlying the Sign-On RSUs, which Shares were previously delivered to you (on a net basis) in accordance with the award agreements each dated August 11, 2009 governing the Sign-On RSUs (the “Award Agreements”) and with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).  As further consideration for entering into this Agreement, the Company hereby agrees to waive the continuing employment requirements associated with vesting of the unvested portion of the Sign-On RSUs, subject to (x) your ongoing compliance with this Agreement and (y) the Award Agreements and the Plan, such that you shall continue to vest into the next two unvested tranches of each RSU award (i.e., 1,810,894 Shares collectively, or the “Remaining Shares”) on the regularly scheduled vesting dates set forth in the Award Agreements, with delivery of such Shares occurring in accordance with Code Section 409A and in accordance with the timetable set forth in each Award Agreement. You acknowledge and agree that the Award Agreements will continue to govern the Sign-On RSUs, and the terms and conditions of the Award Agreements are incorporated in this Agreement.  The Distribution Equivalent Rights Award Agreement between you and FIG LLC dated August 11, 2009 (the “DER Agreement”), shall expire in accordance with its terms on the Termination Date; provided that, for the avoidance of doubt, you shall continue to have rights to cash payments (paid on the timetable specified in Section 2(a) of the DER Agreement, and in the amount specified in Section 2(b) of the DER Agreement) with respect to 50% of the Remaining Shares until the date of delivery of such Remaining Shares to you.  Notwithstanding the foregoing, in the event of any inconsistency between the Award Agreements and this Agreement, or the DER Agreement and this Agreement, this Agreement (including, without limitation, the Company’s forfeiture rights and remedies under Section 11), shall control.

(c)                                  As further consideration for entering into this Agreement, the Company agrees to waive the post-termination non-competition restrictions set forth in the second paragraph of the “Protective Covenants” section of the Offer Letter.  For the avoidance of doubt, you remain bound by all non-competition restrictions set forth in the Offer Letter at all times through the Termination Date.

(d)                                 As further consideration for entering into this Agreement, through February 28, 2013, the Company shall waive any management, incentive, and other applicable fees on any investments that you have made in investment vehicles managed by the Company and its affiliates (but for the avoidance of doubt, beginning as of March 1, 2013, you shall pay all such fees on the same basis that the Company charges fees to third party investors).  You acknowledge and agree that you will not receive periodic reports (other than capital account statements) with respect to any fund investments.

3.                                       (a)                                  As used in this Agreement, the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees, accounts, judgments, losses and liabilities of whatsoever kind or nature, in law, equity or otherwise.

(b)                                 For and in consideration of the payments and benefits described in  Section 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, do fully and forever release, remise and discharge (“release”) the Company, its direct and indirect parents, subsidiaries and affiliates, together with its and their respective officers, directors, partners, shareholders, attorneys, employees and agents (collectively, the “Group”), from any and all claims which you had, may have had, or now have against the Company and the Group through the Effective Date of this Agreement, for or by reason of any matter, cause or thing whatsoever, whether known or unknown, including any claim arising out of or attributable to your employment or the termination of your employment (including your leave of absence) with the Company, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the New York Human Rights Law, the New York Labor Code, the New York Worker Adjustment and Retraining Notification Act, the New York City Administrative Code, the New York Labor Law and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.  You further waive your right to participate in any collective or class action under the Fair Labor Standards Act or any similar state or local law, and you agree to opt-out of any such collective or class action against the Company to which you may be or become a party or class member.  Notwithstanding the foregoing, (i) the release in this Agreement does not extend to those rights that cannot be waived as a matter of law and (ii) the Company agrees that you shall be indemnified for acts taken in the scope of your employment with the Company (absent actions involving your gross negligence or willful misconduct) pursuant to your individual indemnification agreement with the Company.

(c)                                  You specifically release all claims under the Age Discrimination in Employment Act (the “ADEA”) relating to your employment and its termination.

(d)                                 You represent that you have not filed or permitted to be filed any legal action, charge or complaint, in any forum whatsoever, against any member of the Group, individually or collectively, and you covenant and agree that you will not file or permit to be filed any lawsuits at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement (including, without limitation, any claims relating to the termination of your employment), except as may be necessary to enforce this Agreement or to seek a determination of the validity of the waiver of your rights under the ADEA.  Nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a comparable state or local agency.  Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf.  Except as otherwise provided in this paragraph, you will not voluntarily participate in any judicial proceeding of any nature or description against any member of the Group that in any way involves the allegations and facts that you could have raised against any member of the Group as of the Effective Date. You further agree that you will not encourage or voluntarily cooperate with current or former employees of the Group or any other potential plaintiff, to commence any legal action or make any claim against any of the Group in respect of such person’s employment or termination of employment with or by the Group or otherwise.

(e)                                  For good and valuable consideration, the Company and the Group fully and forever release, remise, and discharge you, for and on behalf of your heirs, administrators, executors, and assigns, from any and all claims which they had, may have had, or now have against you through the Effective Date (excluding claims arising out of or attributable to your gross negligence or willful misconduct during your employment at the Company),  for or by reason of any matter, cause, or thing whatsoever, whether known or unknown, including any claim arising out of or attributable to your employment or the termination of your employment with the Company.   For avoidance of doubt, the Company does not waive its rights to enforce the terms and conditions of this Agreement.

4.                                       You are specifically agreeing to the terms of this Agreement, including, without limitation, the release and related matters set forth in Section 3, because the Company has agreed to provide you with payments and benefits to which you are not otherwise entitled under the Company’s policies and has provided such other good and valuable consideration as specified herein.  The Company has agreed to provide such payments and benefits because of your agreement to accept it in full settlement of all possible claims you might have or ever had and because of your execution of this Agreement.

5.                                       You represent that you have returned to the Company all Company property, including, without limitation, mailing lists, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which you received or prepared or helped prepare in connection with your employment with the Company (including, but not limited to, any documents or other materials which are necessary for the Company to comply with its obligations under the Code of Ethics) and that you will not retain any copies, duplicates, reproductions or excerpts thereof.

6.                                       You agree that in the course of your employment with the Company you have had access to and acquired Confidential Information.  The term “Confidential Information” as used in this Agreement means (a) confidential information of the Company, including, without limitation, information received from third parties under confidential conditions, and (b) other technical, business or financial information or trade secrets or proprietary information (including, but not limited to, account records, confidential plans for the creation or disposition of products, product development plans, marketing strategies and financial data and plans), the use or disclosure of which would be contrary to the interests of the Company, its affiliates or related companies, or the Group.  You understand and agree that such Confidential Information has been disclosed to you in confidence and for use only on behalf of the Company.  You understand and agree that (i) you will not make use of Confidential Information on your own behalf, or on behalf of any third party and (ii) you will keep such Confidential Information confidential at all times during the Interim Employment Period and after your employment with the Company, unless disclosure is required under compulsion of law.  In the event you are required by compulsion of law to disclose Confidential Information, you shall promptly notify the General Counsel of the Company by facsimile at (917) 591-8632 and by overnight mail at 1345 Avenue of the Americas, 47th floor, New York, New York 10105, following receipt of any order or other legal process requiring you to divulge Confidential Information, of such receipt and of the content of any testimony or information to be provided, and you shall (x) permit the Company a reasonable period of time to seek an appropriate protective order; (y) cooperate with the Company if it seeks a protective order or similar treatment; and (z) if applicable, not disclose any more information than is otherwise required.   In addition, you remain bound by the Confidentiality Agreement.

7.                                       You shall cooperate fully with the Company and shall make yourself reasonably available to the Company to respond to requests by the Company concerning matters including, but not limited to, business items with which you had direct involvement in or knowledge of and any litigation, arbitration, regulatory proceeding or other similar process involving facts or events relating to the Company that may be within your knowledge.

8.                                       You acknowledge that you have read this Agreement in its entirety, fully understand its meaning and are executing this Agreement voluntarily and of your own free will with full knowledge of its significance.  You likewise acknowledge that your resignation of employment is not for “Good Reason” (as such term is defined in the Offer Letter), and no circumstances that could give rise to a “Good Reason” claim exist.

9.                                       You agree to maintain the confidentiality of this Agreement, and to refrain from disclosing or making reference to its terms, except (i) as required by law; or (ii) with your accountant or attorney for the sole purposes of obtaining, respectively, financial or legal advice; or (iii) with your immediate family members (the parties in clauses (ii) and (iii), “Permissible Parties”); provided that the Permissible Parties agree to keep the terms and existence of this Agreement confidential.  You acknowledge and agree that any disclosure of any information by you or the Permissible Parties contrary to the provisions of this Agreement shall be a breach of this Agreement.

10.                                 You agree that you shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or any member of the Group.  The Company agrees that it shall instruct the following individuals not to make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on you: (i) Randal Nardone; (ii) Wesley Edens; (iii) Peter Briger, Jr.; (iv) Michael Novogratz; and (v) Robert Kauffman.

11.                                 The Company shall be entitled to have the provisions of this Agreement specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Moreover, you understand and agree that if you breach any provisions of this Agreement, in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to require you to re-pay the 2011 Bonus (or withhold payment of the 2011 Bonus if payment has not yet been made), you shall forfeit all rights and entitlements to any vesting of the Sign-On RSUs following the Termination Date, the waiver of fees relating to personal investments in Section 2(d) shall cease to apply, and you shall reimburse the Company for all its reasonable attorneys’ fees and costs incurred by it arising out of any such breach.  The remedies set forth in this Section 11 shall apply to any challenge to the validity of the waiver and release of your rights under the ADEA.  In the event you challenge the validity of the waiver and release of your rights under the ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA.   Any such action permitted to the Company by the foregoing, however, shall not affect or impair any of your obligations under this Agreement, including without limitation, the release of claims in Section 3 hereof.

12.                                 In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

13.                                 Nothing herein shall be deemed to constitute an admission of wrongdoing by the Company or any member of the Group.  Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

14.                                 This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.                                 (a)                                  The parties agree that, subject to Section 15(b) below, any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement shall be submitted to arbitration in New York, New York in accordance with the Employment Arbitration Rules of the American Arbitration Association.  The determination of the arbitrator shall be conclusive and binding on the Company (or its affiliates, where applicable) and you, and judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The arbitrator shall apply New York law to the merits of any dispute or claims, without reference to the rules of conflicts of law applicable therein.  You understand that by signing this Agreement, you agree to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, or breach thereof, or your employment, or the termination thereof (including, without limitation, the termination of your leave of absence from employment), to binding arbitration, and that this arbitration provision constitutes a waiver of your right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to the following:

(i)                                     Any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(ii)                                  Any and all claims for violation of any federal, state or municipal statute, including, without limitation, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, the Fair Labor Standards Act; and

(iii)                               Any and all claims arising out of any other federal, state or local laws or regulations relating to employment or employment discrimination, including but not limited to, any claim challenging the validity of the waiver of claims contained herein.

(b)                                 Notwithstanding the foregoing, nothing herein shall preclude the Company from seeking temporary or preliminary injunctive relief.  The parties agree to submit to the exclusive jurisdiction of the United States District Court of the Southern District of New York, or if that court lacks jurisdiction, in a state court located within the geographical boundaries thereof.

16.                                 The terms of this Agreement and all rights and obligations of the parties thereto, including its enforcement, shall be interpreted and governed by the laws of the State of New York, without regard to principles of conflicts of law.

17.                                 As a further condition of this Agreement, you agree not to seek employment or re-employment with the Company or its affiliates, and you waive and release any right to be considered for employment or re-employment with the Company or its affiliates.

18.                                 (a)                                  You understand that you have twenty-one (21) days from the original date of presentment of this Agreement (set forth below) to consider whether or not to execute this Agreement, although you may elect to sign it sooner. You shall have a period of seven (7) days after the day on which you sign this Agreement to revoke your consent thereto, which revocation must be in writing delivered to the Company, to the attention of the Company’s General Counsel, and this Agreement shall not become effective until the eighth day following your execution of it (the “Effective Date”).  You understand that if you revoke your consent within such seven (7) day period, all of the Company’s obligations to you under this Agreement will immediately cease, and the Company will not be required to make the payments or provide the benefits to you set forth herein pursuant to the terms hereof.  You are advised to have this Agreement reviewed by legal counsel of your choice.

(b)                                 In order to be entitled to the payments, arrangements, and benefits set forth in this Agreement, you must re-execute this Agreement on or after the Termination Date.  You will again have the opportunity to consider for twenty-one (21) days whether to re-execute this Agreement, and will again have the right to revoke your re-execution for a period of seven (7) days following your re-execution of this Agreement.  If this Agreement is not re-executed by you on or after the Termination Date, or you revoke your re-execution, the Company shall have no further obligations under this Agreement (including, without limitation, with respect to the Sign-On RSUs and the 2011 Bonus).  This in no way affects your prior release of claims under this Agreement.  By your re-execution of this Agreement, the release set forth in Section 3 shall be deemed to cover any claims which you have, may have had, or thereafter may have existing or occurring at any time on or before the date on which you re-execute this Agreement.

19.                                 The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto, whether written or oral, or executed or unexecuted, with the exception of any agreements or provisions in agreements concerning confidentiality, trade secrets, restrictive covenants, or any nonsolicitation or nonservicing agreements, all of which agreements shall remain in full force and effect (except to the extent otherwise explicitly stated in Section 2(c) of this Agreement), and are hereby confirmed and ratified.  In further consideration of this Agreement and notwithstanding anything herein to the contrary (except to the extent otherwise explicitly stated in Section 2(c) of this Agreement), you agree to abide by and hereby reaffirm any confidentiality or restrictive covenant obligations contained in any agreements you may have entered into or otherwise are bound by with the Company, the terms of which are hereby incorporated by reference.  You represent that in executing this Agreement, you have not relied upon any representation or statement not set forth herein.  No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

20.                                 The language used in this Agreement will be deemed to be language chosen by the parties to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsmen will be applied against any party.  The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party irrespective of which party did cause such provisions to be drafted.

21.                                 The Company shall be entitled to withhold from any amounts to be paid to you hereunder any foreign, state, or local withholding or other taxes or amounts, which it is from time to time required to withhold, and any lawful deductions authorized by you.  The Company shall have no liability whatsoever for your personal tax consequences arising out of this Agreement or any payments or arrangements contemplated hereunder.

Date of original presentment:  January 23, 2012

Date of Revision: January 24, 2012

FIG LLC

By:	/s/ David Brooks

Date:	January 24, 2012

Agreed to and Accepted By:

Daniel H. Mudd

/s/ Daniel H. Mudd

Date:	January 24, 2012

EXHIBIT A

Resignation Letter

January [  ], 2012

Fortress Investment Group LLC

1345 Avenue of the Americas
New York, NY 10105

Re:       Resignation

Effective January 23, 2012, I hereby resign from any and all positions with Fortress Investment Group LLC, with any of its affiliates, and with any of their respective funds. In addition, effective February 22, 2012, I hereby resign from my employment with FIG LLC and with any of its affiliates.

Very truly yours,

Daniel H. Mudd